Exhibit 99.1

Investor Contact:	Steve Zenker (239) 498-8066 stevezenker@wcicommunities.com

Media Contact:	Ken Plonski (239) 498-8691 kenplonski@wcicommunities.com

FOR IMMEDIATE RELEASE

WCI Communities Announces Extension of Period to Receive Total Consideration in its Tender Offer for its 10 5/8% Senior Subordinated Notes

Bonita Springs, FL (December 20, 2005)—WCI Communities, Inc. (NYSE: WCI), a leading builder of traditional and tower residences in highly amenitized lifestyle communities, today announced that it will pay the total consideration, including the consent payment, for any and all valid tenders of its outstanding 10 5/8% Senior Subordinated Notes due 2011 (the “Notes”) received prior to 5:00 p.m. EST on December 22, 2005 (the “Consent Payment Deadline”) in its previously announced tender offer and consent solicitation for the Notes. As announced by the company on December 15, 2005, the total consideration for the Notes validly tendered and accepted for payment is $1,061.72 per $1,000 principal amount of the Notes. The total consideration includes a consent payment of $30.00 per $1,000 principal amount of Notes. Notes accepted for payment that are validly tendered subsequent to the Consent Payment Deadline but prior to 11:59 p.m. EST on December 30, 2005, the previously announced expiration time, will receive the tender offer consideration of $1,031.72 per $1,000 principal amount of the Notes, which is equal to the total consideration minus the consent payment. In addition to the total consideration or the tender offer consideration payable in respect of the Notes purchased in the tender offer and consent solicitation, the company will pay accrued and unpaid interest to, but not including, the applicable payment date. The payment date for the Notes validly tendered before the Consent Payment Deadline, and accepted for payment, is expected to be on or about December 23, 2005, subject to the satisfaction of the conditions set forth in the company’s Offer to Purchase and Consent Solicitation dated December 2, 2005.

As of 5:00 p.m., EST, on December 19, 2005, the company had received valid tenders and consents from holders of approximately $286 million aggregate principal amount (representing approximately 96.2%) of the outstanding Notes. As a result of the receipt of the requisite consents, the company, the guarantors party to the indenture governing the Notes, and the Bank of New York Trust Company, N.A., as trustee, have executed a supplemental indenture dated as of December 15, 2005, in order to effect the proposed amendments of eliminating substantially all of the restrictive covenants, certain events of default and other related provisions from the indenture governing the Notes. Although the supplemental indenture has been executed, the amendments will not become operative unless and until validly tendered Notes are accepted for purchase and paid for pursuant to the tender offer. As a result of the receipt of the requisite consents and the execution of the supplemental indenture, Notes and related consents tendered in the tender offer may not be withdrawn unless the tender offer is terminated by the company.

The tender offer and consent solicitation are being made solely on the terms and conditions set forth in the company’s Offer to Purchase and Consent Solicitation dated December 2, 2005 and related Consent and Letter of Transmittal. Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the Notes or any other securities of the company. This press release also is not a solicitation of consents to the proposed amendments to the indenture. No recommendation is made as to whether holders of the Notes should tender their Notes or give their consent.

Wachovia Securities is acting as Sole Dealer Manager for the Offer and Solicitation and can be contacted at (704) 715-8341, or toll free at (866) 309-6316. Georgeson Shareholder Communications Inc., the Information Agent for the Offer and Solicitation, can be contacted at (212) 440-9800 (collect) or toll free at (866) 729-6814. The Bank of New York Trust Company, N.A. is the Depositary for the Offer and Solicitation and can be contacted at (212) 815-5920. Copies of the offer documents and other related documents may be obtained from the Information Agent.

About WCI

WCI Communities, Inc., named America’s Best Builder in 2004 by the National Association of Home Builders and Builder Magazine, has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI caters to primary, retirement, and second-home buyers in Florida, New York, New Jersey, Connecticut, Maryland and Virginia. The company offers traditional and tower home choices with prices from the high-$100,000s to more than $10 million and features a wide array of recreational amenities in its communities. In addition to homebuilding, WCI generates revenues from its Prudential Florida WCI Realty Division, its mortgage and title businesses, and its recreational amenities, as well as through land sales and joint ventures. The company currently owns and controls developable land of over 17,000 acres.

Certain information included herein and in other company reports, Security and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company’s anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, and ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI’s ability to compete in real estate markets where we conduct business; the availability and cost of land in desirable areas in Florida and elsewhere and our ability to expand successfully into those areas; WCI’s ability to obtain necessary permits and approvals for the development of its lands; the availability of capital to WCI and our ability to effect growth strategies successfully; WCI’s ability to pay principal and interest on its current and future debts; WCI’s ability to maintain or increase historical revenues and profit margins; availability of labor and materials and material increases in labor and material costs; increases in interest rates and availability of mortgage financing; the level of consumer confidence; adverse legislation or regulations; unanticipated litigation or legal proceedings; natural disasters; and changes in general economic, real estate and business conditions. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company’s actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

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For more information about WCI and its residential communities visit

www.wcicommunities.com